PRELIMINARY OFFERING CIRCULAR DATED MARCH 17, 2017

CAMPAGNA MOTORS USA, INC.

1320 State Route 9, Suite 6667
Champlain, NY 12919

Up to 16,666,666 Shares of Common Stock.

SEE “SECURITIES BEING OFFERED” AT PAGE 25

	Price to Public	Underwriting discount and commissions	Proceeds to issuer before expenses*	Proceeds to other persons
Per share	$3.00	—	$3.00	—
Total Maximum	$50,000,000	—	$50,000,000	—

* The company expects that the amount of expenses of the offering that it will pay will be approximately $80,000, not including state filing fees. The company has not engaged a broker-dealer for this Offering. Offers and sales will be made by the officers and directors of Campagna Motors USA, who will rely on the exemption from broker-dealer registration contained in Rule 3a4-1. See the “Plan of Distribution” for additional information.

This offering is being made on a best efforts basis without any minimum offering target and will be made on continuous basis as provided by Rule 241(d)(3)(i)(F) for up to one year following the date of qualification by the Commission.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

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This offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence on approximately [date].

The company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

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In this Offering Circular, the terms “Campagna Motors USA, Inc.”, “Campagna Motors USA” or “the Company” refer to Campagna Motors USA, Inc. The terms “CIRBIN Inc.” or “Campagna Motors Canada” refer to a Canadian company under common control, CIRBIN, Inc. The term “Campagna Motors” refers to the Company and Campagna Motors Canada together on a collective basis. The Company is not a subsidiary of Campagna Motors Canada.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

This Offering Circular Summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in the company’s Common Stock, you should carefully read this entire Offering Circular, including the company’s financial statements and related notes. You should also consider, among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The Company

Campagna Motors USA, Inc. is a newly formed company that will become the exclusive marketing and distribution affiliate for Campagna Motors Canada. The Company was organized on October 19, 2016 as a C Corporation in the State of Delaware. Campagna Motors Canada is an entity first organized on May 12, 2007 as a corporation under the laws of Québec, Canada. Campagna Motors USA is currently owned by the same owners as Campagna Motors Canada. It is not a subsidiary of Campagna Motors Canada.

Campagna Motors USA will benefit from the more than two decades of experience of Campagna Motors Canada in selling the vehicles produced by Campagna Motors Canada, and developing its planned new vehicle. Campagna Motors branded vehicles were first developed by Daniel Campagna, a former mechanic of Gilles Villeneuve, a Formula One racer, in Quebec, Canada. Daniel Campagna’s vision was for a light and nimble, comfortable, street-legal vehicle delivering exhilarating accelerations and precision handling. Since the 1990s, these vehicles have been available to purchasers in Canada and available in the United States since 2001. Campagna Motors USA will facilitate a focused expansion into the US market and development of a new vehicle product.

Products for Sale

Campagna Motors USA will be selling, servicing, and renting vehicles manufactured by Campagna Motors Canada. These vehicles include the T-REX and the V13R, with the T-REX being its flagship product. The T-REX is a two-seat, three wheeled motor vehicle featuring an in-line 6-cylinder engine, delivering 160 horse power and acceleration of 0 to 100 km/h in 3.9 seconds. The engine is currently sourced from BMW. The combination of performance, design, and features, make the T-REX a fun and exciting drive. The T-REX’s retail price ranges from $58,000 to $64,000.

The V13R is advertised as an “American Muscle Trike”. The V13R is a two-seat, three wheeled motor vehicle with 122 horse power, with its engine sourced from Harley Davidson. The V13R’s retail price is approximately $54,000.

In addition to selling vehicles manufactured by Campagna Motors Canada, Campagna Motors USA will be developing, along with Campagna Motors Canada a new model which it anticipates would have a retail price around $30,000. Campagna Motors intends for this product to be available in the next three years.

Our Growth Strategy

Campagna Motors USA intends to operate a network of 40 corporate stores in cities across the United States as well enrolling 60 franchisee dealerships to sell Campagna Motors branded vehicles, along with maintenance/repair and rental services. The Company intends to open its first corporate store in Florida or New York.

The Offering

The Company is offering Common Stock of the Company to investors under the exemption from registration provided by Regulation A of the Securities Act of 1933 (the “Offering”).

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Management

Campagna Motors USA will be managed by André Morissette and David Neault. Mr. Morissette and Mr. Neault have led Campagna Motors Canada since 2007.

Key Risk Factors of this Offering

•	The Company relies on the efforts of its affiliate, Campagna Motors Canada, to develop and manufacture Campagna Motors vehicles.

•	The Company has not yet executed the license agreement to market and sell Campagna Motors branded vehicles.

•	The Company is controlled by a small management team that also manages Campagna Motors Canada.

•	There is no readily available market for resell of the securities in this Offering.

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RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company’s Operations

The Company relies on the efforts of its Canadian affiliate to manufacture and develop products. Campagna Motors USA has been created to provide marketing and logistics support to Campagna Motors Canada in the US market. The Company will conduct its own marketing in conjunction with Campagna Motors Canada, operate corporate stores, coordinate a dealer network, and engage in product development. However, the Company will rely on Campagna Motors Canada for major product development under the Campagna Motors brand and on the efforts of Campagna Motors Canada to supply the US market with vehicles for purchase.

The Company has not yet executed its license agreement with Campagna Motors Canada. Campagna Motors USA’s operations will depend on the execution of a license agreement with Campagna Motors Canada. That agreement has not yet been executed.

The Company is dependent on its founders to execute its business plan. Campagna Motors USA is dependent on the efforts of André Morissette and David Neault to execute its business plan. The Company’s business would be adversely affected should either André Morissette and David Neault decide to leave the Company.

The Company will be subject to changes in foreign currency exchange rates. Campagna Motors USA will acquire all of its inventory from Campagna Motors Canada, a company based in Québec, Canada. The prices at which the Company acquires that inventory will vary based on exchange rates between the United States and Canada and may impact the financial results of the Company.

Political uncertainty regarding trade relations may negatively impact the Company. Recent political trends in the United States have created new uncertainty regarding trade relations between the United States and Canada. Should the United States no longer participate in the North American Free Trade Agreement, without having a new agreement in place, it is possible that Campagna Motors USA will be required to acquire its inventory from Campagna Motors Canada at a higher price. If the Company is not able to pass these price increases on to consumers, the Company’s financial results may be harmed.

The Company faces competition from larger and more established motor vehicle companies. The Company’s current competitors have significantly greater resources and better competitive positions in certain markets than Campagna Motors USA. These factors may allow competitors to respond more effectively than Campagna Motors USA to new or emerging technologies and changes in the market.

The Company operates in a highly competitive space. Competition presents an ongoing threat to the success of the Company’s business. Campagna Motors USA’s competitors may develop products, features, or services that are similar or that achieve greater market acceptance. Campagna Motors USA’s competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns. These activities may reduce demand for Campagna Motors branded vehicles.

The Company may not be able to respond to changes in market demand for vehicles if demand for the T-REX and V13R declines. Except for any vehicles in development, Campagna Motors USA will acquire its vehicles directly from Campagna Motors Canada. If there are changes in demand for particular aspects of these vehicles, Campagna Motors USA, as a distributor may not be able to respond to those changes and will rely on Campagna Motors Canada to modify its products.

The Company may be adversely impacted by an economic downturn or declining economic sentiment. Campagna Motors branded products are high-end, recreational vehicles. In the event of an economic downturn or declining economic sentiment, potential customers may hold back from acquiring Campagna Motors branded vehicles prior to cutting back on other expenses.

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The Company may be negatively impacted by increasing interest rates. Interest rates have been at historic lows for the past few years. This has made it less expensive to finance the purchase of vehicles, like those to be offered by Campagna Motors USA. Should interest rates go up, the Company’s revenues may be negatively impacted if customers who would have financed a vehicle decide to purchase from the Company.

The Company may not be successful in its efforts to grow its US customer base. Campagna Motors Canada has sold approximately 2,000 vehicles, mostly in Canada. The Company’s main focus will be to grow the US customer base for Campagna Motors branded vehicles. There is no guarantee that these efforts will be successful.

The Company’s success depends on its ability to develop a desirable vehicle at a lower-cost than the T-REX and V13R. In addition to selling vehicles acquired from Campagna Motors Canada, the Company is developing, with Campagna Motors Canada, a lower-price vehicle, with a target retail price of approximately $30,000. This vehicle is still in development stages. If the Company is not able to bring that vehicle to market, its financial condition may be harmed.

The Company’s success depends on its ability to operate dozens of corporate stores and a dealer network. In order to reach new customers, the Company will need to open showrooms and create arrangements with independent dealers. If the Company is not able to open these stores and showrooms, encounters difficulties establishing a dealer network, or is unable to effectively manage the stores and dealer network, the Company may not be successful developing a larger US market for Campagna Motors branded vehicles.

The Company may not be able to recruit qualified personnel necessary to expand its operations. Right now, the only personnel of Campagna Motors USA are its founders, André Morissette and David Neault. To expand its operations, the Company will be required to recruit personnel to act as sales representatives, logistics managers, and corporate store managers, among others. Should the Company not be able to recruit and maintain qualified personnel, it may not be able to engage in its planned operations.

If the Company is not able to maintain and enhance the Campagna Motors brand, its ability to expand its customer base, its business and financial results may be harmed. Maintaining and enhancing the Campagna Motors brand image is critical to expanding the Company’s customer base. This brand image will depend on Campagna Motors USA’s ability to effectively market its products to new customers, who are likely unaware of the products that the Company offers. If the Company fails to successfully maintain and enhance the Campagna Motors brand, or if the Company incurs excessive expenses in this effort, its business and financial results may be adversely affected.

The Company cannot be certain that additional financing will be available on reasonable terms when required, or at all. The Company will need additional financing in the future. Its ability to obtain additional financing, if and when required, will depend on investor demand, its operating performance, the condition of the capital markets, and other factors. When the Company seeks such additional financing, the terms may not be favorable to the Company, or such financing may not be available at all.

The Company’s auditor has issued a going concern opinion. Campagna Motors USA is a newly formed entity with no prior operating history. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Proceeds from this Offering will be used to reimburse Campagna Motors Canada. Campagna Motors Canada incurred expenses relating to the formation of Campagna Motors USA and for accounting, legal, and marketing expenses connected to this Offering of securities. Part of the proceeds from this Offering will be used to reimburse Campagna Motors Canada for actual costs it has incurred.

Risks Related to the Company’s Industry

Motor vehicles, like those under the Campagna Motors brand, are highly regulated and are subject to regulatory changes. Campagna Motors USA is aware that the National Highway Transportation Safety Administration is reviewing whether to adopt new safety regulations pertaining to autocycles. Currently, US motorcycle regulations apply to autocycles. New regulations could impact the design of Campagna Motors branded vehicles and the ability of Campagna Motors USA to sell those vehicles, possibly negatively affecting the Company’s financial results. Additionally, state level regulations are inconsistent with regard to whether a helmet is required to operate a Campagna Motors branded vehicle. Sales may be negatively impacted if any state requires customers to use helmets.

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Sales of autocycles, like Campagna Motors branded vehicles, may be impacted by weather conditions. Autocycles are designed to appeal to drivers who enjoy performance vehicles that are open to the elements. As a result, sales of autocycles may suffer during winter months. If the Company does not adequately plan for seasonal revenue generation, it may be required to obtain financing until revenues increase. The terms of any such financing may negatively impact the Company’s financial condition.

The Company may be subject to product liability claims. Motor vehicle manufacturers and distributors can expect to be subject to product liability claims from time to time. To date, Campagna Motors Canada has not been subject to a claim of product liability involving Campagna Motors branded vehicles. Should a Campagna Motors branded vehicle owner decide to file a claim for product liability against Campagna Motors Canada and the Company, that may negatively affect the Company’s financial performance and may affect other aspects of the Company’s business while defending against the claim.

The Company may suffer losses due to product recalls. Should Campagna Motors Canada be required to declare a recall, such efforts will be administered in the United States by the Company. Campagna Motors Canada has previously declared three recalls since 2007. These recalls directed owners of Campagna Motors branded vehicles to bring in their vehicles to their nearest dealer to make repairs. Such repairs will require time and effort on the part of the Company, and any incorrect repairs may result in liability to the Company.

Risks Related to this Offering and Ownership of the Company’s Common Stock

The price of the Common Stock has been set arbitrarily. The price of the Company’s Common Stock was determined internally based on the management’s calculated value of the Company. Campagna Motors USA has not obtained any third-party valuation reports or negotiated the price with any third party.

There is no current market for any of the Company’s Common Stock. There is no formal marketplace for the resale of the Company’s Common Stock. The stock may be traded on the over-the-counter market to the extent that any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their stock as collateral.

Investors will hold minority interests in the Company. Campagna Motors USA has already issued 33,333,333 shares of its Common Stock that are beneficially owned by its founders, André Morissette and David Neault. After completion of this offering, investors will hold minority interests in the Company and will not be able to direct its operations. The rights, preferences, and privileges of the Common Stock are provided in the Certificate of Incorporation of the Company and under Delaware General Corporate Law.

Investors may experience future dilution of their shares. From time to time, the Company may be required to engage in additional capital raising activities to support or expand its operations. These capital raising activities may involve the issuance of additional shares of the Company’s stock, causing dilution to existing stockholders.

The Company is raising funds in this offering on a best-efforts basis and may not raise the maximum amount being offered. The Company is seeking to raise up to $50 million on best-efforts basis. The Company has not received any firm commitments to purchase its securities and may raise substantially less than $50 million. Should the Company raise less than $50 million, it will be required to adjust its use of proceeds and operations to account for the reduced funds.

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THE COMPANY’S BUSINESS

Basic Information about the Company and Overview

Campagna Motors USA, Inc. is a newly formed Delaware C Corporation that is under common beneficial ownership to CIRBIN, Inc., a Québec, Canada based company that manufactures and sells Campagna Motors branded vehicles. Campagna Motors USA, Inc. will be responsible for marketing, logistics, and sales of Campagna Motors branded vehicles in the United States, and will undertake some of its own product development.

Campagna Motors was founded by Daniel Campagna in 1988. Mr. Campagna was a mechanic for Mr. Gilles Villeneuve, a Formula 1 driver in the late 1970s. He began to design and build vehicles that were fun to drive and provided the performance that a racer was seeking. Mr. Campagna personally designed and handcrafted the first T-REX vehicle. By 1995 the T-REX was no longer handcrafted by Mr. Campagna himself and was factory produced.

In 2008, André Morissette and David Neault, through CIRBIN, Inc., purchased the assets of the entity then operating as Campagna Motors, T-Rex Vehicules Inc. CIRBIN, Inc. then began doing business as Campagna Motors Canada. CIRBIN, Inc. had been developing the V13R since 2006, prior to its acquiring the assets of T-Rex Vehicules Inc.

Principal Products

Since 1988, Campagna Motors has produced street legal, three-wheel, side by side seating, high performance recreational vehicles. Campagna Motors branded vehicles have been available for sale in the United States since 2001. Campagna Motors branded vehicles are not three-wheel motorcycles. The configuration of Campagna Motors branded vehicles, with two wheels in the front with one in back, provides greater stability for drivers than the opposite configuration. This type of vehicle is often referred to as a reverse-trike or an autocycle.

With autocycles, the driver sits in a seat and uses a steering wheel. There are no handlebars and drivers do not straddle the vehicle. Autocycles share other characteristics with passenger cars, including acceleration and braking pedals, and seatbelts.

The principal product produced by Campagna Motors Canada, and to be sold by Campagna Motors USA, is the T-REX, which has been in production since 1995. The T-REX features an in-line 6-cylinder engine, delivering 160 horse power and acceleration of 0 to 100 km/h in 3.9 seconds, with a top speed over 155 mph. The engine is currently sourced from BMW. The combination of performance, design, and features, make the T-REX a fun and exciting drive. The T-REX comes in two editions, the T-REX 16S and T-REX 16SP. The two editions have retail prices of approximately $58,000 and $64,000, respectively.

The T-REX also includes premium features, such as marine-grade waterproof seats, and quality sound systems.

2017 T-REX 16S

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2017 T-REX 16SP

The V13R is advertised as an “American Muscle Trike” and has been in production since 2011. It is a two-seat, three wheeled motor vehicle with 122 horse power, with its engine sourced from Harley Davidson. The V13R’s retail price is approximately $54,000.

2017 V13R

Campagna Motors USA is currently developing an entry level model that will share the driving characteristics and design of the T-REX, but will feature a retail price of approximately $30,000. Campagna Motors USA believes that it will be able to have the new model in production within the next three years. The new model is currently being developed in facilities operated by Campagna Motors Canada. However, all rights associated with the vehicle will be owned by Campagna Motors USA. Additionally, production of the final product will be done by Campagna Motors USA. The Company anticipates that it will have manufacturing facilities in place by the end of 2018 to be able to start production of the new, entry level model.

Campagna Motors Canada is developing additional vehicles and variations that the Company believes will help bring greater awareness to the Campagna Motors brand. The development projects include a right-hand drive version of the T-REX, estimated to be available starting in early 2017, and a pre-production prototype electric drive version of the T-REX. Campagna Motors Canada intends to showcase the prototype to validate the product and market opportunity. Campagna Motors Canada cannot guarantee that the electric drive T-REX will be in production in the near future and therefore available for sale by Campagna Motors USA.

Under current regulators, Campagna Motors branded vehicles are regulated by the National Highway Traffic Safety Administration (“NHTSA”) as motorcycles. The NHTSA has proposed, as part of its Regulatory Agenda to create a new classification for autocycles. The proposal for action has been on the agenda since Fall 2012; proposed or final rules have yet been released. Campagna Motors USA believes that these regulatory changes may have a positive impact on its business as the vehicles produced by Campagna Motors Canada already meet the more stringent guidelines for autocycles, referred to as Three Wheels Vehicles, under Canadian regulations.

The Company intends to market and sell Campagna Motors branded vehicles under the terms of the license agreement it will enter into with Campagna Motors Canada. The license agreement covers the discount at which Campagna Motors USA will acquire vehicles and inventory from Campagna Motors Canada, ordering procedure for vehicles, use of the intellectual property of Campagna Motors (which is owned by 9158-7147 Quebec Inc., a holding company wholly owned by André Morissette), and the sharing of product development. Without this agreement, the Company will not be able to undertake its planned operations. The Company anticipates entering into this agreement in the second quarter of 2017.

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Other potential sources of revenue for the Company include distributing parts and servicing Campagna Motors branded vehicles as well as revenues from rentals of Campagna Motors branded vehicles. Vehicles rental is expected to be both a revenue generating business in the form of daily rental fees, as well as a way to offer the driving experience of Campagna Motors branded vehicles to support the sale of vehicles. The Company intends that every corporate store will have sufficient inventory for vehicle rentals.

Market

The three-wheel autocycle and trike market is considered to be on an upwards trend. Market assessments for autocycles and trikes includes recreational performance vehicles, like the Campagna Motors T-REX and V13R, heavyweight cruisers, like the Harley-Davidson Tri Glide, and economy vehicles, like the Toyota i-Road and Elio Motors. According to Technavio, a market research company, the global autocycle will grow at a compound annual growth rate of around 13 percent by 2020, from a market size of approximately 77 thousand vehicles sold in 2015 to 143 thousand vehicles in 2020. When just considering unit sales by original equipment manufacturers (rather than custom builds or aftermarket sales), the autocycle and trike market size was approximately 57 thousand vehicles in 2015 and is expected to grow to 112 thousand in 2020, for a compound annual growth rate of about 14.5%

According to Technavio, the autocycle subset is set to grow from 38% of the larger autocycle and trike market in 2015 to 39% in 2020. This represents an increase of vehicle sales from about 28 thousand vehicles in 2015 to about 56 thousand vehicles in 2020.

Technavio goes on to report that during 2015, North America accounted for approximately 61 percent of the total market share and will continue to be the largest regional market for autocycle. Neither Campagna Motors USA nor Campagna Motors Canada commissioned this study.

Technavio bases its market growth predictions on a few key drivers, most notably the rising number of baby boomers looking for greater stability and convenience compared to traditional motorcycles. Additionally, the development of powerful and high-performance vehicles, like Campagna Motors branded vehicles, is attracting younger generations as well.

Campagna Motors Canada has carved out a space for itself by manufacturing and selling advanced, high-performance recreational vehicles. The Company believes it will be able to leverage the brand development by Campagna Motors Canada to expand in the US market.

Campagna Motors Canada research indicates that the typical buyer for the T-REX is a man between the ages of 30 and 55 years old. He has disposable income for luxury items and wants a sports car experience that will generate attention wherever he goes. The T-REX would typically be his third or fourth vehicle. For the V13R, the typical buyer is a bit older, generally 45 to 65 years old. He is attracted to the Harley Davidson brand and enjoys cruising with other Harley Davidson motorcycle owners.

The Company believes it is operating in a growing market space for those buyers identified in Campagna Motors Canada’s research for three main reasons: side by side seating, an aging population, and the stability of three-wheel vehicles. It is the Company’s belief that some motorcycle owners are looking for a recreational vehicle that allows for their passenger to be seated beside them, rather than behind. The side by side seating configuration provides a more comfortable position to allow conversations between driver and passenger.

Additionally, as they get older, the Company understands that motorcycle owners feel less and less secure driving a motorcycle but do not want to let go of the pleasure and feeling of riding an open air vehicle. A three-wheeled vehicle, like a Campagna Motors branded vehicle, allows those motorcycle owners to continue to enjoy their passion or hobby.

Finally, the Company believes there are drivers of four-wheel cars who would be interested in purchasing a pleasure vehicle like a motorcycle, but for their concerns about stability. A properly engineered three-wheeled vehicle can be as stable as four-wheel vehicle and be of interest to those purchasers.

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Marketing/Business Development

Campagna Motors Canada has previously utilized a mix of organized advertising through reviews by popular automotive online magazines as well as celebrity endorsements and public appearances with Campagna Motors vehicles. The Company intends to continue to use this type of marketing as well. For instance, Campagna Motors branded vehicles have been reviewed on popular sites like Jay Leno’s Garage, Autoblog, BBC Autos, and Motorcyclist. Campagna Motors branded vehicles have also been driven by celebrities like Antwaan Randle El, the Black Eyed Peas, Justin Bieber, Danica Patrick, and Criss Angel.

The Company also intends to drive sales of its products by allowing potential purchasers to see and experience Campagna Motors branded vehicles in person. To do this, the Company intends to operate approximately 40 corporate stores in high-visibility cities, like Miami, Los Angeles, New York, and Las Vegas, across the United States. These corporate stores will be directly operated by the Company or through partnerships between the Company and existing third-party dealerships and act as showrooms for the vehicles, service centers for vehicles that have been purchased by customers, and rental facilities for customers interested in trying out the vehicles. Additionally, the Company intends to oversee a network of sixty to eighty franchisee dealerships currently in the car or powersport industry. These franchisees will also participate in sales, service, and rentals.

The Company also intends to implement an owner’s group and social-network for Campagna Motors branded vehicle owners. Campagna Motors Canada will be involved in the creation of this social-network by defining the rules, which Campagna Motors USA will implement. The Company believes that such a network will help customers maximize their experience owning a Campagna Motors branded vehicle and will encourage others to purchase vehicles as well.

Competition

According to Technavio, Campagna Motors Canada is one of the four top companies in the global autocycle and trike market, along with Harley-Davidson, Inc., Bombardier Recreational Products, Inc., and Polaris Industries, Inc. This identification as a top company is based on the appeal and uniqueness of the T-REX and V13R, which will be sold by Campagna Motors USA in the US market.

When focusing on recreational performance vehicles, Campagna Motors branded vehicles face competition in the marketplace from other vehicles built by more established companies. The competitor vehicles include both three-wheel and four-wheel products. In the three-wheel vehicle market, Campagna Motors’ primary competition is the Slingshot, built by Polaris Industries Inc.. Polaris introduced the Slingshot to consumers in 2014 and reported strong sales that outpaced expectations as of Polaris’ public report on October 21, 2015. Campagna Motors USA believes that the T-REX, V13R, and lower priced model in development can compete with and are substantially different from the Slingshot because of Campagna Motors vehicles’ utilization of high-tech materials and high-quality, lightweight components; creating lighter product with more power, matched with exclusive design and performance.

As identified above with more details to follow, Campagna Motors USA is currently developing an entry-level vehicle, that will feature a price-point of approximately $30,000. The Company believes that this vehicle, when in production, will favorably compete in the marketplace with the Polaris Slingshot and will allow the Company to reach additional customers excited by the Campagna Motors brand.

Campagna Motors branded vehicles will continue to face competition in the four-wheel vehicle market as well. Competitors here include the Elise and Exige by Lotus Cars Limited, as well as the Atom by Ariel Motor Company, and X-Bow by KTM-Sportmotocycle AG. Campagna Motors vehicles distinguish themselves from the Atom and X-Bow due to the fact that the vehicles are street legal in the United States, subject to proper licensing for drivers. Compared to the Elise and Exige, Campagna Motors USA believes that many drivers will also find its products to be a more enjoyable recreational vehicle for, among other things, the open-air experience that they provide, which is more akin to a motorcycle like experience.

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Product Development

Campagna Motors USA is currently developing a lower-priced vehicle it believes will be attractive to the US market. The planned vehicle that will offer many similarities to its T-REX, but at a retail price of approximately $30,000. This compares to the T-REX’s retail price of $58,000 to $64,000. Campagna Motors USA anticipates that this model will be available within three years.

Campagna Motors Canada is currently developing a version of the T-REX vehicle that is fully-electric. This vehicle is currently in prototype stage. When this vehicle is ready for production, which is not certain, it would be distributed and sold in the United States by Campagna Motors USA.

Employees

Campagna Motors USA currently has two employees, comprising the management team of André Morissette and David Neault. In the coming 12-months, the Company intends to expand its employee count by adding sales personnel. The number of additional personnel will depend on the success of this Offering and subsequent use of proceeds.

Campagna Motors Canada personnel will provide support to Campagna Motors USA in certain functional areas including customer service, aftersales service, and all central marketing and administrative functions as well as product development.

Intellectual Property

Intellectual property related to the Campagna Motors brand is held by 9158-7147 Quebec Inc., a holding company that is 100 percent beneficially owned by André Morissette. 9158-7147 Quebec Inc. has secured trademark protection in the United States and Canada for Campagna Motors vehicle brands. Additionally, 9158-7147 Quebec Inc.has received patent protection for the design of certain vehicle components from the Canadian Intellectual Property Office. An identical application has been filed with the United States Patent and Trademark Office.

Campagna Motors USA will enter into a licensing agreement for use of the marks owned by 9158-7147 Quebec Inc. and for the use of any patented design elements used in the design of its lower-priced vehicle. Campagna Motors USA will own all other intellectual property related to the development of the lower-priced vehicle.

TRADEMARKS

Title	Country	Application No. / Filing date	Registration No. / Registration date	Status
T-REX	United States	85411876 / August 31, 2011	4157017 / June 12, 2012	Registered
V13R	United States	85411883 / August 31, 2011	4182178 / July 31, 2012	Registered
CAMPAGNA	United States	85411888 / August 31, 2011	4185367 / August 7, 2012	Registered
P & DESIGN	Canada	1679197 /May 30, 2014		Published
P & DESIGN	United States	86321657 / June 26, 2014		Pending
T-REX & DESIGN	Canada	1692419 / September 4, 2014	TMA 929,585 / February 22, 2016	Registered

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PATENTS

Title	Country	Application No. / Filing date	Registration No. / Registration date	Status
FUEL TANK, RADIATOR, PEDAL BOX ASSEMBLY, REVERSE TRANSMISSION SYSTEM AND ELECTRIC CONTROL MODULE FOR VEHICLES	Canada	CA 2014/000120 / February 18, 2014	CA 2901648 / May 24, 2016	Issued
FUEL TANK, RADIATOR, PEDAL BOX ASSEMBLY, REVERSE TRANSMISSION SYSTEM AND ELECTRIC CONTROL MODULE FOR VEHICLES	United States	14/768528 / February 18, 2014		Published Application

Legal Proceedings

The Company is not currently involved in any legal proceedings.

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DILUTION

Dilution means a reduction in value, control or earnings of the units the investor owns.

Immediate dilution

An early-stage corporation typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When a company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid, or to be paid, by existing shareholders, at a price of $3.00 per share. The table presents shares and the weighted effective price by series of shares issued since inception.

			Effective Cash Price
	Year Issued	Issued Shares	Per Share at Issuance
Common stock (issued to founders)	2016	33,333,333	$0.0001
Total shares outstanding		33,333,333	$0.0001
Common stock (investors in the offering, assuming $50 million raised		16,666,666	$3.00
Total after inclusion of this offering		49,999,999	$1.00

The following table demonstrates the dilution that new investors will experience upon investment in the Company. This table uses the Company’s tangible net book value as of the date of inception of $(178,426), which is derived from the net equity of the Company in the October 19, 2016 financial statements. The offering costs assumed include the reimbursement of $400,000 to Campagna Motors Canada. The table presents four scenarios: a raise of $12,500,000, $25,000,000, $37,500,000, and a fully subscribed offering of $50,000,000.

	$12.5 Million Raise	$25 Million Raise	$37.5 Million Raise	$50 Million Raise
Price per share	$3.00	$3.00	$3.00	$3.00
Shares issued	4,166,667	8,333,333	12,500,000	16,666,666
Capital raised	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Less: offering costs	$(400,000)	$(400,000)	$(400,000)	$(400,000)
Net offering proceeds	$12,100,000	$24,600,000	$37,100,000	$49,600,000
Net tangible book value pre-financing	$(178,426)	$(178,426)	$(178,426)	$(178.426)
Net tangible book value post-financing	$11,921,574	$24,421,574	$36,921,574	$49,421,574

Shares issued and outstanding pre-financing at inception	33,333,333	33,333,333	33,333,333	33,333,333
Post-financing shares issued and outstanding	37,500,000	41,666,666	45,833,333	49,999,999

Net tangible book value per share prior to offering	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Increase/(Decrease) per share attributable to new Investors	$0.33	$0.60	$0.82	$1.00
Net tangible book value per share after offering	$0.32	$0.59	$0.81	$0.99
Dilution per share to new investors ($)	$(2.68)	$(2.41)	$(2.19)	$(2.01)
Dilution per share to new investors (%)	-89.40%	-80.46%	-73.15%	-67.05%

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by a company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when a company issues more shares, the percentage of that company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a securities offering (such as an initial public offering, a venture capital round, angel investment, etc.), employees exercising options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into shares.

If a company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if a company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
•	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
•	In June 2015, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a per share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the Company may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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USE OF PROCEEDS TO ISSUER

The net proceeds of a fully subscribed offering to the Company, after total offering expenses and expenses the Company anticipates it will spend to market the Offering, will be approximately $49.1 million, depending on the final technology and marketing expenses. Because the Offering is being made on a “best efforts” basis, without a minimum offering amount, Campagna Motors USA may close the Offering without sufficient funds for all the intended purposes set out below. Campagna Motors USA plans to use these proceeds approximately as follows:

USE	$12.5 Million Raised	$25 Million Raised	$37.5 Million Raised	$50 Million Raised
Reimbursement of Campagna Motors Canada for expenses incurred for formation of Campagna Motors USA and expenses incurred in support of this Offering	$0.488 million	$0.488 million	$0.488 million	$0.488 million
Acquisition, outfitting and operation of headquarters as well as corporate stores with fixtures, equipment, and demonstration/rental vehicles	$3.308 million	$6.573 million	$13.028 million	$22.955 million
Product development on new, lower-cost vehicle	$3.5 million	$10 million	$10 million	$10 million
Salaries for Campagna Motors USA management and corporate staff	$0.9 million	$1.65 million	$3.15 million	$6.15 million
Marketing expenses	$1.0 million	$2.5 million	$5.0 million	$5.0 million
License fee to Campagna Motors Canada	$2.0 million	$2.0 million	$2.0 million	$2.0 million
Technology and marketing expenses related to this Offering	$0.125 million	$0.25 million	$0.375 million	$0.5 million

As identified above, the Company’s intends to scale its activities based on the amount of funds raised in this Offering. The identified values above reflect the creation of approximately 5, 10, 20, and 40 Campagna Motors USA corporate stores.

The above description of the anticipated use of proceeds is not binding on the Company and is merely description of its current intentions. Campagna Motors USA reserve the right to change the above use of proceeds if management believes it is in the best interests of the Company.

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THE COMPANY’S PROPERTY

Campagna Motors USA currently does not own or lease any significant properties. The Company intends to secure warehouse space in upstate New York that it will serve as a logistics base of operations for parts and vehicle inventory. Additionally, the Company intends to obtain facilities for the continued development and manufacture of its entry level model currently in development. The Company has not yet entered into any agreements to acquire such warehouse and manufacturing space.

Additionally, Campagna Motors USA will rent a series of showrooms that will serve as its corporate stores. Store size and required facilities will vary based on real estate availability. For a fully subscribed offering, the Company intends to operate 40 corporate stores in the United States.

The Company does not currently own or operate its own manufacturing facility. In order to acquire its inventory of T-REX and V13R vehicles for sale, the Company will rely on the production capacity of Campagna Motors Canada. In 2008, Campagna Motors Canada completed its assembly facility in Boucherville, Québec. The facility provides for a scalable and flexible assembly line in which different models may be assembled on the same line. Production capacity is approximately 1,000 vehicles per year per shift.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with its financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect the Company’s plans, estimates, and beliefs. The Company’s actual results could differ materially from those discussed in the forward-looking statements.

Results of Operations

Campagna Motors USA, Inc. is a newly formed entity that has not yet begun its planned principal operations. As of the date of this Offering Circular, the Company has not yet acquired or sold any Campagna Motors vehicles, nor has it opened its planned logistics warehouse in upstate New York or any corporate stores in the United States.

Liquidity and Capital Resources

As of October 19, 2016, the Company’s assets consist of prepaid expenses totaling $58,738.

The Company has incurred an obligation to reimburse Campagna Motors Canada for expenses incurred on behalf of Campagna Motors USA for formation of the Company and in connection with legal, marketing, and accounting fees associated with securities offerings of the Company. As of October 19, 2016, the amount owed to Campagna Motors Canada $237,164. Under the terms of the agreement with Campagna Motors Canada, the Company may borrow up to $400,000. If the Company borrows the full amount of $400,000, it will have a repayment obligation of $448,000.

Starting on November 17, 2016, the Company has initiated an offering of securities under Regulation CF on the StartEngine funding portal. The Company has set a minimum target of $100,000 to be raised by February 15, 2017, and will raise up to $1,000,000 in the offering.

Should it be required, the Company may rely on additional advances from Campagna Motors Canada to support its operations under the same loan agreement for which the Company will reimburse Campagna Motors Canada. The Company does not expect that it will require additional support from Campagna Motors Canada following this Offering. The Company intends to scale its operations so that the proceeds of this Offering will be sufficient to execute its business operations. See “Use of Proceeds” above for additional information.

Plan of Operations

The Company anticipates establishing its US headquarters and acquire warehouse facilities in upstate New York that will serve as its logistics base for parts and inventory by the second quarter of 2017. Around this time, the Company anticipates entering into the license agreement with Campagna Motors Canada. Under the license agreement, Campagna Motors USA will be obligated to pay to Campagna Motors Canada one-time fee of $2.0 million for a perpetual license under the agreement.

Subsequent to acquiring its planned New York facilities and entering into the license agreement with Campagna Motors Canada, the Company will begin opening corporate stores in US cities. The Company anticipates opening its first store within the first six months following the closing of its offering under Regulation A. The number of stores opened in the next 12 months will depend on the amount raised in this Offering. Upon a fully subscribed offering, the Company expects to open approximately 40 such stores at a cost of $9.3 million. The number of corporate stores opened will be reduced if the Company does not achieve a fully subscribed offering. As identified in the “Use of Proceeds”, the Company anticipates opening 25 corporate stores in the event of raising $37.5 million, 15 corporate stores in the event of raising $25 million, and 6 corporate stores in the event of raising $12.5 million.

The Company also intends to establish a network of independent, franchise dealerships for Campagna Motors vehicles in the United States. Over the next 12 months, the Company anticipates enrolling up to 20 independent franchise dealerships, with a goal of 10 to 15 franchise relationships within the first six months after the close of this offering under Regulation A. The success of the Company in this Offering will impact the number of franchise dealerships the Company will be able to enroll due to the Offering’s impact on the Company’s marketing efforts. The Company anticipates that in the event of a $37.5 million raise, a $25 million raise, and $12.5 million raise, the Company will be able to enroll 15, 10, and 5 franchise dealerships in the first 12 months, respectively.

Additionally, in the first 12 months following the qualification of this Offering, the Company will continue to engage in development of its lower-priced Campagna Motors branded vehicle. The Company does not anticipate that the vehicle will be available in these first 12 months. Rather, the Company anticipates a development timeline that will have the vehicle available for purchase in the next three years. The development timeline is not a firm timeline and may be affected by factors within and outside of the Company’s control. For instance, the Company will be required to negotiate with third-party manufacturers for vehicle components. The Company, along with Campagna Motors Canada, is currently in discussions with engine manufacturers to supply engines for both the new, lower-priced model produced by Campagna Motors USA and the V13R produced by Campagna Motors Canada. The Company anticipates it will spend approximately $10,000 in legal fees negotiating a final contract with an engine manufacturer and that a final contract will be in place by the third quarter 2017. This cost will be allocated between both Campagna Motors USA and Campagna Motors Canada.

As identified in the “Use of Proceeds” the amount available for development of the new vehicle will be affected by the amount the Company is able to raise in this Offering. In the event of a $50 million, $37.5 million, $25 million, and $12.5 million raise, the Company anticipates deploying $3.5 million, $6.725 million, $8.85 million, and $11 million to development of the new vehicle. The Company anticipates that total development costs may reach approximately $10 million. Should the Company not obtain full funding for vehicle development from this Offering, it will explore ways to reduce development costs in line with the amount of funding received in this Offering. If the Company does not receive the full amount sought after in this Offering, that may delay development of the new vehicle.

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In its revenue projections, in the 6 months after the close of the Regulation A offering with 10 dealerships enrolled, the Company anticipates receiving revenues of $5.1 million from vehicle sales, $0.5 million from parts and service, and rental revenues of $125 thousand to $500 thousand, depending on the rental agreement with the dealership. In the 12 months after the close of the Regulation A offering with 20 dealerships enrolled, the Company anticipates receiving revenues of $15.3 million from vehicle sales, $1.5 million from parts and service, and rental revenues of $1 million to $1.5 million, depending on the rental agreement with the dealership. As noted above, the funding provided to the Company in this Offering will directly impact the number of dealerships that the company will be able to enroll. This may affect the timing of when the Company will be able to generate the above anticipated revenues.

The Company has developed longer-term projections that it aims to achieve as well. The Company believes that by the end of 2018, with sales of 375 vehicles through 40 distribution channels, including 15 Company boutique stores and 25 dealerships, the Company will be able to generate revenues of $57.3 million, resulting in earnings before interest, tax, depreciation, and amortization (“EBITDA”) of $6.1 million. In 2019, the Company aims to achieve sales of 2,800 vehicles through 65 distribution channels, including 25 Company boutique stores and 40 dealerships. This scenario would result in revenues of $169.8 million and EBITDA of approximately $15.6 million. Investors should not rely on these projections as fact. The projections are included to identify the goals of the Company and its belief regarding what it will be able to achieve by the end of 2019.

Under the planned license agreement, the Company expects to acquire its inventory from Campagna Motors Canada at discount of 15% to 25% off of the retail price of the vehicles. Inventory of approximately six vehicles per corporate store will be acquired by the Company. These vehicles will be used for demonstrations and rentals as each store with additional inventory being acquired to meet sales demand.

The Company anticipates it will begin actively marketing in Spring-Summer 2017 as this Offering progresses. The exact timing will depend on the availability of funds received in this Offering.

The Company intends to adjust its business plan and proposed operations in relation to the amount raised in this Offering so that the proceeds from the offering will satisfy its cash requirements. In the course of its future operations, the Company will consider advantageous merger or acquisition scenarios as they present themselves. The Company does not have any current plans to effect a merger or acquisition and does not intend to use the proceeds from this Offering to undertake such efforts.

Trend Information

The Company is aware that independent research produced by Technavio identifies that the global trike and autocycle market is expected to grow at a compound annual growth rate of approximately 13 percent from 2015 to 2020, with North America being the largest market for these vehicles.

When analyzing internet traffic trends from October 26, 2015 to October 25, 2016, the Company finds that 74% of website visitors are located in the United States. The top five states in which website visitors are located are Texas, California, New York, Florida, and Illinois. Almost 65% of the visitors are between the ages of 25-54, with nearly 88% of visitors being male. These trends give the Company a sense of where it has potential for targeting likely customers and confirms that the Company is reaching its desired demographic.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets out the Company’s executive officers and directors.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part- time)/full-time

FOR CAMPAGNA MOTORS USA

Executive Officers:

André Morissette	President & CEO	51	Since Oct. 19, 2016	30 (Mr. Morissette will continue to serve as President and CEO of Campagna Motors Canada on a full time basis)
David Neault	Vice-President	43	Since Oct. 19, 2016	20 (Mr. Neault will continue to serve as Vice President of Campagna Motors Canada on a full time basis)
Directors:
André Morissette	President & CEO	51	Since Oct. 19, 2016	30
David Neault	Vice-President	43	Since Oct. 19, 2016	20

Executive Officers and Directors

André Morissette, President and CEO, Director

André Morissette, 51, is a businessman with over thirty years of experience running companies. In 1988, Mr. Morissette cofounded 3-SOFT, which was a prominent player in the computer services industry with revenues of $80 million and 150 employees at the time of its sale in 2005. From 2005 to 2007, Mr. Morissette served as President of Noxent, an information technology services company based in Quebec, Canada. Since 2007, Mr. Morissette has been the President and CEO of Campagna Motors Canada. Mr. Morissette received a certificate in Business Management from HEC Montréal in 1991.

David Neault, Vice President, Director

David Neault, 43, has been a Vice President with Campagna Motors Canada since 2008. Starting in 1994, and continuing on an ongoing basis, Mr. Neault has been active in trading motorcycles and parts through the use of e-commerce. These activities have given Mr. Neault insight into industry participants, market dynamics, and consumer preferences.

Anticipated Additions to the Board of Directors

Campagna Motors USA is actively seeking additional persons to join its Board of Directors. The Company anticipates bringing on three additional Directors who are not part of the executive management team of the Company or Campagna Motors Canada with relevant experience in the motorcycle, automobile, and financial sectors. There is no guarantee that the Company will be able to find Directors with such qualifications. In the event that Directors join the company following the qualification of this Offering, the Company will file Form 1-Us as appropriate.

Legal Proceedings of Executive Officers and Directors

None of the executive officers or Directors of the Company are currently involved in any legal proceedings.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Company is a newly formed entity and its executive officers have not yet received any compensation from the Company. The Company expects to begin providing compensation to its executive officers in calendar year 2017. The amount of compensation has not yet been determined.

The Company’s directors have not been compensated for their services and the Company does not currently intend to compensate directors who also serve as executive management for their services as directors. Should the Company bring on additional directors who are not currently part of the executive management of the Company or Campagna Motors Canada, the Company anticipates compensating those directors with stock options of the Company and cash compensation correlated to their time commitment as directors.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The below table identifies the ownership and acquirable ownership of certain executive officers of the Company holding more than 10 percent of any class of the Company’s shares as of inception.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	9947922 Canada Inc., 1351 Rue Ampère, Local F, Boucherville QC J4B 5Z5, Canada J4B 5Z5*	30,000,000 shares of Common Stock	N/A	90%
Common Stock	9948678 Canada Inc., 1351 Rue Ampère, Local F, Boucherville QC J4B 5Z5, Canada†	3,333,333 shares of Common Stock	N/A	10%

* 9947922 Canada Inc. is an entity wholly owned by André Morissette.

† 9948678 Canada Inc. is an entity wholly owned by David Neault.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company intends to enter into a license agreement with Campagna Motors Canada to market and sell Campagna Motors vehicles in the United States and use the Campagna Motors brand on any products developed by Campagna Motors USA. That agreement has not yet been executed. If it is executed after qualification of the Offering Statement of which this Offering Circular forms a part, the Company will file it with the Commission under cover of a Form 1-U.

Additionally, the Company will reimburse Campagna Motors Canada for expenses incurred relating to the formation of Campagna Motors USA and in support of this Offering.

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SECURITIES BEING OFFERED

General

The Company is offering Common Stock to investors in this offering.

The following description summarizes important terms of the shares of Campagna Motors USA. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Incorporation, which has been filed as an Exhibit to the Offering Statement of which this Offering Circular is part. For a complete description of Campagna Motors USA’s stock, you should refer to its Certified of Incorporation and application provisions of the Delaware General Corporation Law.

At the commencement of this offering, the authorized number and consists of 60,000,000 Shares of Common Stock.

As of inception of the Company, the outstanding shares of Campagna Motors USA included: 33,333,333 shares of Common Stock.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this Offering or in the foreseeable future.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors.

Right to Receive Liquidation Distributions

In the event of the Company's liquidation, dissolution, or winding up, holders of its Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company's debts and other liabilities.

Rights and Preferences

Holders of the Company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company's Common Stock.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The Company is offering up to 16,666,666 shares of its Common Stock, as described in this Offering Circular. This offering will be conducted by the Company itself on a best-efforts basis. Should the Company decide to engage a broker-dealer, it will update this offering circular. Offers and sales of securities will be made by the officers and directors of the Company in reliance on the exemption from broker-dealer registration under Rule 3a4-1.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Upon closing, funds tendered by investors will be made available to the Company for its use. The Company has not set a minimum amount for this Offering and the Company has made no arrangements for the return of investor funds in the event all of the Common Stock in this Offering is not sold.

In the event that it takes some time for the Company to raise funds in this Offering, the Company will rely on additional advances from Campagna Motors Canada that the Company will be required to repay.

Investors will be required to agree to the terms of the Company’s subscription agreement. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

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Investor Perks

To encourage participation in the offering, the Company is providing specific perks for investors. The Company is of the opinion that these perks do not alter the sales price or cost basis of the securities in this offering. Instead, the perks are promotional discounts on future purchases of the products sold by the Company, or a “thank you” to investors that help the Company achieve its mission. However, it is recommended that investors consult a tax professional to fully understand any tax implications of receiving any perks before investing. The Company anticipates that the perks for this offering are as follows:

INVESTMENT	REBATE ON PURCHASE OF AN INVESTOR EDITION T-REX OR V13R*	OR	REBATE ON NEW, LOWER-PRICED MODEL	AND	DISCOUNT ON MERCHANDISE	VIP EXPERIENCE	CAMPAGNA OWNER'S GROUP
$300	--	OR	--	AND	10%	FACTORY TOUR	INVITATION TO ANNUAL PARTY
$1,000	$500	OR	$100	AND	10% + SPECIAL "BECAUSE YOU CAN" T-SHIRT	FACTORY TOUR	INVITATION TO ANNUAL PARTY
$2,500	$1,000	OR	$250	AND	15% + SPECIAL "BECAUSE YOU CAN" T-SHIRT & HAT	FACTORY TOUR	INVITATION TO ANNUAL PARTY + FREE MEMBERSHIP
$5,000	$2,000	OR	$500	AND	15% + “BECAUSE YOU CAN” JACKET	VIP FACTORY TOUR	INVITATION TO ANNUAL PARTY + FREE MEMBERSHIP
$10,000	$2,500	OR	$1,500	AND	15% + “BECAUSE YOU CAN” JACKET	VIP FACTORY TOUR+RALLY	INVITATION TO ANNUAL PARTY + FREE MEMBERSHIP
$20,000	$5,000	OR	$2,500	AND	15% + “BECAUSE YOU CAN” JACKET	VIP FACTORY TOUR+RALLY	INVITATION TO ANNUAL PARTY + FREE MEMBERSHIP
$50,000	$10,000	OR	$5,000	AND	15% + “BECAUSE YOU CAN” JACKET	VIP FACTORY TOUR+VIP WEEKEND	INVITATION TO ANNUAL PARTY + FREE MEMBERSHIP

During the course of the offering, the Company reserves the right to alter the above identified perks connected to future purchases of vehicles and merchandise. Any changes made will not change the perks that have already been earned by investors.

* The Company notes that its will order a limited quantity of Investor Edition T-REX and V13R vehicles.

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FINANCIAL STATEMENTS FOR THE PERIOD FROM INCEPTION TO OCTOBER 19, 2016

The balance sheet of Campagna Motors USA, Inc. as of October 19, 2016, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from October 19, 2016 (inception) to October 19, 2016, and the related notes to the financial statements have been included in this Offering Circular with the Independent Auditor's Report of dbbmckennon, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

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CAMPAGNA MOTORS USA, INC.

FINANCIAL STATEMENTS

AS OF

OCTOBER 19, 2016

Together with

Independent Auditors Report

Certified Public Accountants
Registered Firm - Public Company Accounting Oversight Board

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Campagna Motors USA, Inc.

30

Certified Public Accountants

Registered Firm - Public Company Accounting Oversight Board

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of

Campagna Motors USA, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Campagna Motors USA, Inc. (the “Company”) (a Delaware corporation), which comprise the balance sheet as of October 19, 2016, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from October 19, 2016 (inception) to October 19, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Campagna Motors USA, Inc. as of October 19, 2016, and the results of its operations and its cash flows for the period then ended, in accordance with accounting principles generally accepted in the United States of America.

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Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is newly formed and has not yet commenced planned principal operations nor generated revenues or profits since inception. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ dbbmckennon

Newport Beach, California

November 4, 2016

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CAMPAGNA MOTORS USA, INC.

BALANCE SHEET

AS OF OCTOBER 19, 2016

October 19, 2016
(Inception)
Assets:
Current assets
Cash	$-
Prepaid expenses	58,738
Current assets	58,738

Total assets	$58,738

Liabilities and Stockholders' Deficit:
Accounts payable	$-
Related party note payable	237,164
Current liabilities	237,164

Total liabilities	237,164

Commitments and contingencies (Note 4)

Stockholders' Deficit
Common stock, par value $0.00001, 60,000,000 shares authorized, 33,333,333 shares issued and outstanding	333
Additional paid-in capital	3,000
Subscriptions' receivable	(3,333)
Accumulated deficit	(178,426)
Total stockholders' deficit	(178,426)
Total liabilities and stockholders' deficit	$58,738

See accompanying notes to financial statements.

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CAMPAGNA MOTORS USA, INC.

STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED OCTOBER 19, 2016

October 19, 2016
(Inception)

Revenues	$-

Cost of revenues	-

Gross profit	-

Operating Expenses -
General, sales and administrative	178,426
Total operating expenses	178,426

Operating loss	(178,426)

Provision for income taxes	-

Net loss	$(178,426)

Basic and diluted net loss per common share	$(0.01)

Basic and diluted average common shares outstanding	33,333,333

See accompanying notes to financial statements.

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CAMPAGNA MOTORS USA, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE PERIOD ENDED OCTOBER 19, 2016

	Common stock
	Shares	Amount	Additional Paid-in Capital	Subscriptions' Receivable	Accumulated Deficit	Total Stockholders' Deficit
	-	$-	$-	$-	$-	$-

Issuance of founders' shares	33,333,333	333	3,000	(3,333)	-	-
Net loss	-	-	-	-	(178,426)	(178,426)
October 19, 2016 ("Inception")	33,333,333	$333	$3,000	$(3,333)	$(178,426)	$(178,426)

See accompanying notes to financial statements.

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CAMPAGNA MOTORS USA, INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD ENDED OCTOBER 19, 2016

October 19, 2016
(Inception)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(178,426)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses incurred by related party	178,426
Changes in operating assets and liabilities:
Net cash used in operating activities	-

Increase in cash and cash equivalents	-
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$-

Supplemental disclosures of cash flow information:
Cash paid for interest	$-
Cash paid for income taxes	$-

Non cash investing and financing activities:
Subscriptions' receivable for founders' shares	$3,333
Related party note payable assumed for expenditures incurred	$237,164

See accompanying notes to financial statements.

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CAMPAGNA MOTORS USA, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Campagna Motors USA, Inc. (referred to as “Campagna Motors USA”, the “Company”) is a newly formed company that will become the exclusive marketing and distribution affiliate for CIRBIN, Inc. d.b.a. Campagna Motors. The Company was organized on October 19, 2016 as a C Corporation in the State of Delaware. Campagna Motors is an entity first organized on May 12, 2007 as a corporation under the laws of Québec, Canada. Campagna Motors USA is currently owned by the same owners as Campagna Motors. It is not a subsidiary of Campagna Motors. The Company's year end is December 31st.

Campagna Motors USA will benefit from the more than two decades of experience of Campagna Motors in bringing the Company’s innovative vehicles to market. Campagna Motors’ vehicles were first developed by Daniel Campagna, a former mechanic of Gilles Villeneuve, a Formula One racer, in Quebec, Canada. Daniel Campagna’s vision was for a light and nimble, comfortable, street-legal vehicle delivering exhilarating accelerations and precision handling. Since the 1990s, Campagna Motors’ vehicles have been available to purchasers in Canada and available in the United States since 2001. Campagna Motors USA will facilitate a focused expansion into the US market.

As of the date of these financial statements, the Company doesn’t have an executed marketing and distribution agreement with Campagna Motors.

Management’s Plans

We will rely heavily on debt and equity financing for working capital and have only recently commenced operations. These above matters raise substantial doubt about the Company's ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations with funding from our Regulation Crowdfunding campaigns, additional borrowings from a related entity and if needed additional debt and/or equity financings (through a private offering). If we cannot raise additional short-term capital, we may consume all of our cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

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CAMPAGNA MOTORS USA, INC.

NOTES TO FINANCIAL STATEMENTS

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of October 19, 2016. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include prepaid expenses and related party note payable. Fair values for these items were assumed to approximate carrying values because of their short term in nature or they are payable on demand.

Risks and Uncertainties

The Company has a limited operating history and has not generated revenue intended operations. The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company's control could cause fluctuations in these conditions, including but not limited to: federal and state regulations governing vehicles, consumer demand for vehicles, change in consumer tastes, manufacturing delays, and technological advances in our industry. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company's financial condition and the results of its operations.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful life. Leasehold improvements are depreciated over shorter of the useful life or lease life. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Impairment of Long-Lived assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

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CAMPAGNA MOTORS USA, INC.

NOTES TO FINANCIAL STATEMENTS

Revenue Recognition

The Company will recognize revenues when (a) pervasive evidence that an agreement exists, (b) the product or service has been delivered, (c) the prices are fixed and determinable and not subject to refund or adjustment, and (d) collection of the amounts due are reasonably assured.

Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. The Company has not yet filed a tax return and therefore is not yet subject to tax examination by the Internal Revenue Service or state regulatory agencies.

At October 19, 2016, the Company had net operating loss carry forwards of approximately $178,426 that may be offset against future taxable income through 2036. The net tax benefit of the net operating losses of approximately $60,000 have not been reported as of October 19, 2016, on the financial statements since the potential tax benefit is offset by a 100% valuation allowance of the same amount. As of and for the period ended October 19, 2016, the valuation allowance increased by approximately $60,000. The difference between the Company's tax rate and the statutory rate is due to a full valuation allowance on the deferred tax asset.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issues Accounting Standard Updates (“ASU”) to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements Going Concern”, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued and provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. The guidance is not expected to have a material impact on the Company’s financial statements.

In April 2015, FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which changes the presentation of debt issuance costs in financial statements. ASU 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of debt issuance costs will continue to be reported as interest expense. ASU 2015-03 is effective for annual reporting periods beginning after December 15, 2015. The adoption did not have a material impact on the Company’s financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this update simplify the presentation of deferred taxes by requiring deferred tax assets and liabilities be classified as noncurrent on the balance sheet.

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CAMPAGNA MOTORS USA, INC.

NOTES TO FINANCIAL STATEMENTS

These amendments may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The guidance is not expected to have a material impact on the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 840), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this standard are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for a public entity. Early adoption of the amendments in this standard is permitted for all entities and the Company must recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently in the process of evaluating the effect this guidance will have on its financial statements and related disclosures.

NOTE 3 – RELATED PARTY NOTE PAYABLE

Related Party Note Payable

On October 25, 2016, to fund operations, the Company entered into a note agreement with an entity with common shareholders as the Company. Under the terms of the agreement, the Company can borrow up to $400,000. In addition, the note incurs interest at 12% per annum. The note is payable in 12 equal monthly payments of $37,333 commencing on January 1, 2017. As of October 19, 2016, the related entity had incurred $237,164 on behalf of the Company. On October 19, 2016, these expenditures were either expensed or classified as prepaid expenses depending on whether or not there was a future benefit.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with, and does not know of any pending or threatening litigation against the Company.

NOTE 5 – STOCKHOLDERS' DEFICIT

Common Stock

At Inception, the Company has authorized the issuance of 60,000,000 shares of common stock, each having a par value of $0.00001 and has no preferred stock.

On October 19, 2016, the Company issued 33,333,333 shares to two individuals in exchange for $3,333. The amount is shown as a subscription receivable as the funds have yet to be remitted.

NOTE 6 – SUBSEQUENT EVENTS

On November 1, 2016, the Company authorized exploring an offer under Regulation CF of the Securities Act Rules, to offer up to 500,000 shares of common stock. Also on November 1, 2016, the Company authorized exploring an offer under Regulation A of the Securities Act Rules, to offer up to 16,666,666 shares of common stock.

The Company has evaluated subsequent events that occurred after October 19, 2016 through November 4, 2016, the issuance date of these financial statements. There have been no other events or transactions during this time, other than disclosed above and in Note 3, that would have a material effect on these financial statements.

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INDEX TO EXHIBITS

2.1. Certificate of Incorporation**

2.2 Bylaws**

4. Form of Subscription Agreement**

6. Loan Agreement between Campagna Motors USA, Inc. and CIRBIN, Inc.**

11.1 Consent of Independent Auditor, dbbmckennon

12. Attorney opinion on legality of the offering*

13. Testing the waters materials*

* To be filed by amendment to this Offering Circular

** Previously filed with the Securities and Exchange Commission

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boucherville, QC Canada, on March 17, 2017.

Campagna Motors USA, Inc.

By /s/ André Morissette

André Morissette, Chief Executive Officer of

Campagna Motors USA, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ André Morissette

André Morissette, Chief Executive Officer and Director

Date: March 17, 2017

/s/ David Neault

David Neault, Vice-President and Director

Date: March 17, 2017

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